Exhibit 23.4

[Weir International, Inc. Letterhead]

CONSENT OF WEIR INTERNATIONAL, INC.

Weir International, Inc. (“WEIR”) hereby consents to the use of its name in connection with references to its involvement in the reserve and resource estimates included in WEIR’s March 5, 2013 Reserve and Resource Studies (the “Report”) in the prospectus (the “Prospectus”), which is a part of the registration statement on Form S-4 of Armstrong Energy, Inc. and any amendments thereto. WEIR hereby further consents to the use of the Report, or portions thereof, and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus.

We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had or now has a substantial interest in Armstrong Energy, Inc. or any of its subsidiaries.

Respectfully submitted:

By:	/s/ John W. Sabo
	Name: Title:	John W. Sabo Executive Vice President

Date: October 7, 2013